BLK SUBSIDIARY INC.

                           ADMINISTRATION AGREEMENT

                    ADMINISTRATION AGREEMENT, made as of the ____ day of August, 1997 between BLK SUBSIDIARY INC., a
          Maryland corporation (the "Fund"), and Prudential Mutual Fund Management Inc., a Delaware corporation (the
          "Administrator").

                             W I T N E S S E T H:

                    WHEREAS, the Fund is a diversified closed-end management investment company registered under the Investment Company Act of 1940, as amended (the
          "Investment Company Act"); and

                    WHEREAS, the Fund has retained an investment adviser for the purpose of investing its assets in securities and desires to retain the Administrator for certain administrative services, and the Administrator is willing to furnish such administrative services on the terms and conditions hereinafter set forth,

                    NOW, THEREFORE, the parties hereto agree as follows:

                    1. The Fund hereby appoints the Administrator to provide the services set forth below, subject to the overall supervision of the Board of Directors of the Fund for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations herein set forth, for the compensation herein provided.

                    2. Subject to the supervision of the Board of Directors and officers of the Fund, the Administrator shall provide facilities for meetings of the Board of Directors and shareholders of the Fund and office facilities and personnel to assist the officers of the Fund in the performance of the following services:

                         (a)  Oversee the determination and
          publication of the Fund's net asset value in accordance with the Fund's policy as adopted from time to time by the Board of Directors;

                         (b)  Oversee the maintenance by State
          Street Bank and Trust Company of certain books and records of the Fund as required under the Investment Company Act of 1940 and maintain (or oversee maintenance by such other persons as approved by the Board of Directors) such other books and records (other than those maintained by the investment adviser) required by law or for the proper operation of the Fund;

                         (c)  Prepare and file the Fund's federal,
          state and local income tax returns and any other required tax returns;

                         (d)  Review the appropriateness of and
          arrange for payment of the Fund's expenses;

                         (e)  Prepare for review and approval by
          officers of the Fund financial information for the Fund's semi-annual and annual reports, proxy statements and other communications with shareholders required or otherwise to be sent to Fund shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

                         (f)  Prepare for review by an officer of
          the Fund the Fund's periodic financial reports required to be filed with the Securities and Exchange Commission ("SEC") on Form N-SAR and Form N-2 and such other reports, forms or filings, as may be mutually agreed upon;

                         (g)  Prepare reports relating to the
          business and affairs of the Fund (not otherwise appropriately prepared by the Fund's investment adviser, custodian, counsel or auditors);

                         (h)  Prepare such information and reports
          as may be required by any stock exchange or exchanges on which the Fund's shares are listed;

                         (i)  Make such reports and recommendations
          to the Board concerning the performance of the independent accountants as the Board may reasonably request or deems appropriate;

                         (j)  Make such reports and recommendations
          to the Board concerning the performance and fees of the Fund's custodian, transfer and dividend disbursing agent as the Board may reasonably request or deems appropriate;

                         (k)  Oversee and review calculations of
          fees paid to the Administrator, the investment adviser and the custodian;

                         (l)  Consult with the Fund's officers,
          independent accountants, legal counsel, custodian, accounting agent and transfer and dividend disbursing agent in establishing the accounting policies of the Fund;

                         (m)  Review implementation of any stock
          purchase or dividend reinvestment programs authorized by the Board of Directors;

                         (n)  Facilitate bank or other borrowings
          by the Fund;

                         (o)  Prepare such information and reports
          as may be required by any banks from which the Fund borrows funds;

                         (p)  Provide such assistance to the
          investment adviser, the custodian and the Fund's counsel and auditors as generally may be required to properly carry on the business and operations of the Fund; and

                         (q)  Respond to or refer to the Fund's
          officers or transfer agent, shareholder inquiries relating to the Fund.

                         (r)  Provide to Standard & Poor's
          Corporation ("S&P"), upon its request, corporate or financial information reasonably available to the Administrator to assist S&P in the rating of the Fund's shares.

                              All services are to be furnished
          through the medium of any directors, officers or employees of the Administrator as the Administrator deems appropriate in order to fulfill its obligations hereunder.

                    Each party shall bear all its own expenses incurred in connection with this Agreement.

                    3. The Fund shall not pay the Administrator any fee for services rendered under this Agreement.

                    4.   The Administrator assumes no
          responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of the Fund's assets.

                    5. The Administrator shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of it obligations and duties under, this Agreement.

                    6. This Agreement shall become effective as of the date on which the Fund's Registration Statement on Form N-2 is filed with the SEC and shall thereafter continue in effect unless terminated as herein provided. This Agreement may be terminated by either party hereto (without penalty) at any time upon not less than 60 days' prior written notice to the other party hereto.

                    7. The services of the Administrator to the Fund hereunder are not exclusive and nothing in this Agreement shall limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. The Administrator shall be deemed to be an independent contractor, unless otherwise expressly provided or authorized by this Agreement.

                    8.   During the term of this Agreement, the
          Fund agrees to furnish the Administrator at the principal office of the Administrator prior to use thereof all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public that refer in any way to the Administrator. If the Administrator reasonably objects in writing to such references within five business days (or such other time as may be mutually agreed) after receipt thereof, the Fund will modify such references in a manner reasonably satisfactory to the Administrator. In the event of termination of this Agreement, the Fund will continue to furnish to the Administrator copies of any of the above-mentioned materials that refer in any way to the Administrator. The Fund shall furnish or otherwise make available to the Administrator such other information relating to the business affairs of the Fund as the Administrator at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

                    9.   This Agreement may be amended by mutual
          written consent.

                    10. Any notice of other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Administrator at One Seaport Plaza, New York, New York 10292, Attention: Chairman or
          (2) to the Fund at 345 Park Avenue, New York, New York 10154, Attention: President.

                    11.  This Agreement sets forth the agreement
          and understanding of the parties hereto solely with respect to the matters covered hereby and the relationship between the Fund and Prudential Mutual Fund Management, Inc. as Administrator. Nothing in this Agreement shall govern, restrict or limit in any respect any other business dealings between the parties hereto unless otherwise expressly provided herein.

                    12.  This Agreement shall be governed by and
          construed in accordance with the laws of t he State of New York without reference to choice of law principles thereof and in accordance with the Investment Company Act. In the case of any conflict the Investment Company Act shall control.


                    IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.
                                        BLK SUBSIDIARY INC.

                                        By
                                             Name:
                                             Title:

                                        PRUDENTIAL MUTUAL FUND
                                           MANAGEMENT INC.

                                        By
                                             Name:
                                             Title:



                                  REGISTRAR,
                    TRANSFER AGENCY AND SERVICE AGREEMENT

                                   between

                                     and

                     STATE STREET BANK AND TRUST COMPANY


                              TABLE OF CONTENTS

                                                                     Page

     Article 1      Terms of Appointment; Duties of the Bank . . . .    1

     Article 2      Fees and Expenses  . . . . . . . . . . . . . . .    5

     Article 3      Representations and Warranties of the Bank . . .    6

     Article 4      Representations and Warranties of the Fund . . .    6

     Article 5      Indemnification  . . . . . . . . . . . . . . . .    7

     Article 6      Covenants of the Fund and the Bank . . . . . .     11

     Article 7      Termination of Agreement . . . . . . . . . . . .   13

     Article 8      Assignment . . . . . . . . . . . . . . . . . . .   13

     Article 9      Amendment  . . . . . . . . . . . . . . . . . . .   14

     Article 10     Massachusetts Law to Apply . . . . . . . . . . .   14

     Article 11     Merger of Agreement  . . . . . . . . . . . . . .   15


               REGISTRAR, TRANSFER AGENCY AND SERVICE AGREEMENT

                    AGREEMENT made as of the      day of        ,
          19  , by and between
          corporation, having its principal office and place of business at 345 Park Avenue, New York, New York, 10154, (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

                    WHEREAS, the Fund desires to appoint the Bank as its registrar, transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities and the Bank desires to accept such appointment;

                    NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

          Article 1  Terms of Appointment; Duties of the Bank

                    1.1  Subject to the terms and conditions set
          forth in this Agreement, the Fund hereby employs and appoints the Bank to act as, and the Bank agrees to act as registrar, transfer agent for the Fund's authorized and issued shares of its common stock ("Shares"), dividend disbursing agent, custodian of certain retirement plans and agent in connection with any dividend reinvestment plan as set out in the prospectus of the Fund, corresponding to the date of this Agreement.

                    1.2 The Bank agrees that it will perform the following services:

                    (a) In accordance with procedures established from time to time by agreement between the Fund and the Bank, the Bank shall:

                         (i)     Issue and record the appropriate
                                 number of Shares as authorized and
                                 hold such Shares in the
                                 appropriate Shareholder account;

                         (ii)    Effect transfers of Shares by the
                                 registered owners thereof upon
                                 receipt of appropriate
                                 documentation;

                         (iii)   Execute transactions directly with
                                 broker-dealers authorized by the
                                 Fund who shall thereby be deemed
                                 to be acting on behalf of the
                                 Fund;

                         (iv)    Prepare and transmit payments for
                                 dividends and distributions
                                 declared by the Fund;

                         (v)     Act as agent for Shareholders
                                 pursuant to the dividend
                                 reinvestment and cash purchase
                                 plan as amended from time to time
                                 in accordance with the terms of
                                 the agreement to be entered into
                                 between the Shareholders and the
                                 Bank in substantially the form
                                 attached as Exhibit A hereto;

                         (vi)    Issue replacement certificates for
                                 those certificates alleged to have
                                 been lost, stolen or destroyed
                                 upon receipt by the Bank of
                                 indemnification satisfactory to
                                 the Bank and protecting the Bank
                                 and the Fund, and the Bank as its
                                 option, may issue replacement
                                 certificates in place of mutilated
                                 stock certificates upon
                                 presentation thereof and without
                                 such indemnity; and

                         (vii)   Report abandoned property to the
                                 various states as authorized by
                                 the Fund per policies and
                                 principals agreed upon by the Fund
                                 and the Bank.

                    (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Bank shall: (i) perform all of the customary services of a registrar, transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent of the dividend reinvestment and cash purchase plan as described in Article 1 consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies and mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all registered Shareholders.

          Article 2  Fees and Expenses

                    2.1 For the performance by the Bank pursuant to this Agreement, the Fund agrees to pay the Bank an annual maintenance fee as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Bank.

                    2.2  In addition to the fee paid under Section
          2.1 above, the Fund agrees to reimburse the Bank for out-of-pocket expenses or advances incurred by the Bank for the items set out in the fee schedule attached hereto.
          In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund, will be reimbursed by the Fund.

                    2.3  The Fund agrees to pay all fees and
          reimbursable expenses within five days following the receipt of the respective billing notice. Postage and the cost of materials for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to the Bank by the Fund at least seven (7) days prior to the mailing date of such materials.

          Article 3  Representations and Warranties of the Bank

                    The Bank represents and warrants to the Fund that:

                    3.1 It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

                    3.2  It is duly qualified to carry on its
          business in the Commonwealth of Massachusetts.

                    3.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

                    3.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

                    3.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

          Article 4  Representations and Warranties of the Fund

                    The Fund represents and warrants to the Bank that:

                    4.1  It is a corporation duly organized and
          existing and in good standing under the laws of        .

                    4.2 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

                    4.3 All corporate proceedings required by said Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

                    4.4 It is a closed-end, diversified investment company registered under the Investment Company Act of 1940, as amended.

                    4.5  To the extent required by federal
          securities laws a registration statement under the Securities Act of 1933, as amended is currently effective and appropriate state securities law filings have been made with respect to all Shares of the Fund being offered for sale; information to the contrary will result in immediate notification to the Bank.

                    4.6 It shall make all required filings under federal and state securities laws.

          Article 5  Indemnification

                    5.1 The Bank shall not be responsible for, and the Fund shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

                    (a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

                    (b) The Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder.

                    (c) The reliance on or use by the Bank or its agents or subcontractors of information, records and documents which (i) are received or relied upon by the Bank or its agents or subcontractors and/or furnished to it or performed by or on behalf of the Fund, and (ii) have been prepared, maintained and/or performed by the Fund or any other person or firm on behalf of the Fund.

                    (d)  The reliance on, or the carrying out by
          the Bank or its agents or subcontractors of any instructions or requests of the Fund.

                    (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

                    5.2 The Bank shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Bank as a result of the Bank's lack of good faith, negligence or willful misconduct.

                    5.3  At any time the Bank may apply to any
          officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

                    5.4  In the event either party is unable to
          perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

                    5.5 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

                    5.6  In order that the indemnification
          provisions contained in this Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

          Article 6  Covenants of the Fund and the Bank

                    6.1  The Fund shall promptly furnish to the
          Bank the following:

                    (a) A certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of the Bank and the execution and delivery of this Agreement.

                    (b)  A copy of the Articles of Incorporation
          and By-Laws of the Fund and all amendments thereto.

                    6.2  The Bank hereby agrees to establish and
          maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

                    6.3  The Bank shall keep records relating to
          the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

                    6.4  The Bank and the Fund agree that all
          books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

                    6.5  In cases of any requests or demands for
          the inspection of the Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

          Article 7  Termination of Agreement

                    7.1 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

                    7.2  Should the Fund exercise its right to
          terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) month's fees.

          Article 8  Assignment

                    8.1 Except as provided in Section 8.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

                    8.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

                    8.3 The Bank may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(l)"), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(1) or (iii) a BFDS affiliate; provided, however, that the Bank shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

          Article 9  Amendment

                    9.1 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Fund.

          Article 10  Massachusetts Law to Apply

                    10.1 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

          Article 11  Merger of Agreement

                    11.1  This Agreement constitutes the entire
          agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.


                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                   BY:

          ATTEST:


                                   STATE STREET BANK AND TRUST COMPANY

                                   BY:
                                             Vice President

          ATTEST:


          Assistant Secretary